Exhibit 10.23

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of July 26, 2006 (the "Effective Date"), by and among Andrew S. Kennedy, MD, who resides at 307 Devonhall Lane, Cary, NC 27511 ("Kennedy"), and Oncologix Corporation, a Nevada corporation (the "Company"), which is the wholly owned subsidiary of BESC. The parties have agreed as follows:



                                   1. RECITALS

1.1 The Company
For the purposes of this Agreement, the term, "the Company" shall, where the context indicates, include any present or future parent, subsidiary, or other affiliate of the Company and any successor or assign of the Company.


1.2 Underlying Transaction
This Agreement has been executed and delivered pursuant to a certain Merger Agreement dated July 26, 2006 among BestNet Communications Corp., a Nevada corporation ("BESC"), JDA Medical Technologies, Inc., a Maryland corporation ("JDA"), the Company, Kennedy and certain other parties. Kennedy understands and acknowledges that his entry into this Agreement and his performance hereunder are material inducements to BESC and the Company to enter into and to perform under the Merger Agreement. Simultaneously with the mutual execution and delivery of this Employment Agreement, approximately thirty-two and forty-four hundredths percent (32.44%) of the outstanding capital stock of JDA is being acquired from Kennedy by BESC through the Company, and Kennedy is acquiring approximately four and eighteen hundredths percent (4.18%) of the outstanding capital stock of BESC.


1.3 Kennedy's Relationship and Expertise.
Kennedy was a founder of JDA, has since its inception been a member of its Board of Directors and its Chief Scientific and Medical Officer and was a primary inventor of its technology. Kennedy desires to continue in a substantially similar policy-oriented capacity with the Company, under its new ownership. The Company desires to engage Kennedy to perform substantially similar services for the Company, on the basis of his considerable familiarity with and expertise in the Business (as defined herein), its application in the practice of medicine and his knowledge and experience as a medical practitioner. In formulating the provisions of this Agreement, the parties have understood and recognized that the Company is engaged in the business of developing, testing and marketing products and services in connection with radiation therapies for the treatment of cancers, including without limitation, Microarterial Brachytherapy or the use of radio-labeled microspheres in the treatment of soft tissue cancers ("Business") and that the market for any business of such nature is worldwide and not limited to any particular geographical area.

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1.4 Kennedy's Prior Obligations.
The Company acknowledges that Kennedy, prior to execution of this Agreement, has taken on employment, management and other responsibilities with Wake Radiology Oncology, PLLC ("Wake Radiology Oncology"). No obligation herein shall be interpreted to limit in any way the ability of Kennedy to carry out his current or future responsibilities to Wake Radiology Oncology, as it currently exists or as it may exist in the future, resulting, for example, from a merger or acquisition of Wake Radiology Oncology.


1.5 Purpose of Agreement.
Kennedy and the Company desire to provide for Kennedy's employment by the Company upon the terms and conditions set forth in this Agreement.


                             2. TERMS OF EMPLOYMENT

2.1 Employment and Term.
The Company will employ Kennedy, and Kennedy hereby accepts employment with the Company, for an initial term commencing on the Effective Date, and continuing for a period of two (2) years following the Effective Date (the "Initial Term"). It is contemplated, however, that, unless written notice of the intention not to renew is given by either party to the other at least sixty (60) days prior to the end of the Initial Term or the applicable then-current term, this Agreement will be renewed for successive periods ("Additional Term(s)," and together with the Initial Term, the "Term") on the terms and conditions set forth herein or as otherwise mutually agreed by the parties. Employment during the Term may be earlier terminated as provided herein.


2.2 Duties.
(a) Kennedy shall initially serve in the capacity of Chief Scientific and Medical Officer, reporting to the Board of Directors of the Company. more particularly with respect to the Initial Term, he will be expected to work with other members of the Company's management to refine the animal trials that will be performed in support of the IDE submission, to design or participate in the design, implementation and analysis of all cellular, animal and eventually human testing and to have an oversight role in the feasibility study of the spheres, and continual refinement of the product specifications to optimize the final microsphere with dual tags of a gamma and beta isotope. He will also be expected to develop the scientific and medical rationale in the application to the Food and Drug Administration ("FDA") for permission to infuse JDA spheres in humans, e.g. the IDE and to revise the initial pilot and pivotal human trials for FDA approval. This will include recruitment of medical centers to carry out the trials, training them, and overseeing their performance. He will be expected to complete the official protocols after FDA meetings and input. He will be working closely with Company management and any consultants to develop the infusion kit, training manual, web site, company public relations and marketing as they relate to the Company's product and physicians, and train an experienced group of physician proctors and sales persons; a key responsibility being the development of a core group of physician users is to ensure the highest safety, efficacy and patient outcomes with JDA spheres.

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(b) Kennedy agrees to devote approximately sixty-four (64) hours each month to the performance of the Business, and Kennedy shall not, except with respect to Wake Radiology Oncology as set forth in Section 1.4 herein, directly or indirectly, alone or as a member of any partnership or other organization, or as an officer, director or employee of any other corporation, partnership, or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder. The Company acknowledges that Kennedy has business interests and ventures outside the Business of the Company and agrees that Kennedy can independently pursue these business interests and ventures as long as they do not interfere with him fulfilling his obligations under this Agreement.

(c) Kennedy further agrees to accept election and to serve during all or any part of the Term as a director of the Company without any compensation therefor other than that specified in this Agreement, if elected to such position by the stockholders of the Company. For purposes of clarity, Kennedy's service as a director of the Company shall be considered as a part of the time devoted to the performance of the Business as set forth in Section 2.2(b) herein. The Company shall use its best efforts to cause Kennedy to be elected as a director and shall include him in the management slate for election as a director at every stockholders' meeting at which his term as a director would otherwise expire.


2.3 Compensation.
(a) The Company shall pay Kennedy, and Kennedy shall accept, as full compensation for all services rendered hereunder, a base salary (the "Base Salary") and the other compensation and benefits provided hereunder. Kennedy's Base Salary shall be at an annual rate of Two Hundred Forty Thousand Dollars ($240,000), payable in approximately equal installments at such intervals as are consistent with the Company's pay periods for salaried executives. The Base Salary shall be subject to annual review by the Company for increases, based on Kennedy's performance of the duties assigned to him hereunder, the financial condition of the Company and the applicable policies and review standards of the Company in effect from time to time. In addition to the Base Salary, Kennedy shall be eligible to receive an annual discretionary bonus as determined by the Company, at its sole discretion (the "Bonus"). Notwithstanding anything herein to the contrary, all payments required to be made hereunder by the Company to Kennedy, or his estate or beneficiaries, shall be subject to the withholding of such amounts as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

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(b) Kennedy shall be eligible to participate in retirement, pension, group insurance, medical, health, dental, vacation and any other plans or programs of substantially similar character as are made generally available to executive employees of the Company. All such benefits are to be provided by the Company, subject to the terms of any welfare or pension plan sponsored by the Company.

(c) The Company shall reimburse Kennedy for all reasonable expenses incurred by him in the performance of his duties pursuant to this Agreement in accordance with the Company's policies concerning the reimbursement of expenses.


2.4 Termination of Employment.
(a) Death. Kennedy's employment hereunder shall terminate in the event of his death. Except for any Salary, Bonus and other benefits accrued, vested and unpaid as of the end of the month in which any such termination occurred, the Company shall be under no further obligation hereunder to Kennedy or his heirs or personal representatives, and Kennedy or his heirs and personal representatives no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement.

(b) Disability. The Company may terminate Kennedy's employment hereunder for "Disability," upon sixty (60) days' prior written notice to Kennedy, if an independent physician (who shall be board certified in the specialty most closely related to the nature of incapacity or disability alleged to exist) mutually selected by Kennedy or his representative and the Board of Directors or its designee has determined that Kennedy is unable to perform the essential functions of his job for a continuous period of six (6) months, with or without accommodation, as contemplated by this Agreement, by reason of a physical or mental illness. In the event of such Disability, Kennedy shall be entitled to receive any Salary, Bonus and other benefits accrued, vested and unpaid as of the date of any such termination, and the Company shall be under no further obligation hereunder to Kennedy, and Kennedy no longer shall be entitled to receive any other payments, rights or benefits under this Agreement.

(c) Termination by the Company for Cause. The Company may terminate Kennedy's employment hereunder for "Cause", which for the purposes of this Agreement shall mean: (i) the willful or material breach by Kennedy of any of the terms of this Agreement; (ii) Kennedy's conviction of (or plea of guilty with respect to) any theft, fraud or crime involving moral turpitude or crime or offense involving money or other property of the Company or any affiliate of the Company or which constitutes a felony in the jurisdiction involved; (iii) the engaging by Kennedy in willful misconduct which is injurious to the Company or its affiliates, monetarily or otherwise, including without limitation any act or acts that in the reasonable opinion of the Company's Board of Directors, give rise to a material risk of liability for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; (iv) gross negligence by Kennedy with respect to his services to the Company which has continued for fifteen (15) days after written notice to Kennedy; (v) continued and repeated substantive violations of reasonable, specific written directions of the Company's Board of Directors, which directions are consistent with this Agreement and Kennedy's position as an officer or continued and repeated failure

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to perform duties assigned by or pursuant to this Agreement or in accordance with the policies of the Company and which have continued for fifteen (15) days after written notice to Kennedy; (vi) any material breach by Kennedy of any other agreement between the Company and Kennedy which has continued for fifteen
(15) days after written notice to Kennedy; and (vii) any material breach by Kennedy of his fiduciary duty to the Company, including any misappropriation of a corporate opportunity. In the event of termination for Cause, Kennedy shall be entitled to receive any Salary, Bonus and other benefits accrued, vested and unpaid as of the date of any such termination, and the Company shall be under no further obligation hereunder to Kennedy, and Kennedy no longer shall be entitled to receive any other payments, rights or benefits under this Agreement. Following any termination for Cause, the Company shall have such rights and remedies as may be available to it for any breach of this Agreement or otherwise.

(d) Termination by the Company other than for Cause. The Company may terminate Kennedy's employment hereunder at any time for any reason other than for Cause; provided that the Company has given Kennedy ninety (90) days' written notice of termination, which termination shall be effective upon expiration of the notice period. In the event of such termination, (i) Kennedy shall be entitled to receive a severance benefit equal to his Base Salary at the rate in effect at the time of termination for the remainder of the then current Term or for three
(3) months, whichever is less, and shall also be entitled to receive any Base Salary, Bonus or other compensation vested and unpaid as of the date of any such termination and any benefits to which Kennedy may be entitled under and in accordance with the terms of any Kennedy benefit plan, policy or program maintained by the Company. Upon Kennedy's receipt of such severance benefit, salary and benefits, the Company shall be under no further obligation hereunder to Kennedy, and Kennedy no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement or otherwise, and the provisions of Section 3.2 shall terminate upon such termination of this Agreement.

(e) Termination by Kennedy for Good Reason. Notwithstanding anything herein to the contrary, Kennedy shall be entitled to terminate his employment hereunder for "Good Reason" without breach of this Agreement. As used herein, "Good Reason" shall mean: (i) the Company becomes insolvent, as evidenced by its inability to meet its obligations in the ordinary course of business; (ii) any reduction in Kennedy's Base Salary (other than a proportional reduction affecting executive employees of the Company generally); (iii) removal of Kennedy from a senior position with the Company; or (iv) the Company's requirement that he perform his duties hereunder on a regular basis from a location more than thirty (30) miles from his current office or then-current office, as applicable; provided however, that it is understood that as a part of his duties he is expected to periodically attend scientific and professional conferences throughout the world. In the event of such termination by Kennedy, Kennedy shall nonetheless be entitled to receive a severance benefit equal to a Base Salary at the rate in effect at the time of termination for the remainder of the then current Term or for three (3) months, whichever is less. Except for such severance benefit and except for any Base Salary, Bonus and benefits accrued, vested and unpaid as of the date of such termination, Kennedy no longer shall be entitled to receive any payments or any other rights or benefits under this Agreement, and the Company shall have no further obligation hereunder or otherwise to Kennedy following any such termination.

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       3. PROPRIETARY INFORMATION AND INVENTIONS; COVENANT NOT TO COMPETE

3.1 Company Ownership of Intellectual Property.
Kennedy agrees that all processes, discoveries, formulas, improvements, technologies, designs and inventions ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made solely by Kennedy, or jointly with others, during the Term, within the scope of his employment and related to the Business, shall belong to the Company or its affiliates. Kennedy shall further:
(a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions, whether patentable or unpatentable, including all substitute, continuation-in-part and reissue applications, patents of addition and confirmation relative thereto, for the United States of America and foreign countries; (c) sign all papers necessary to carry out the foregoing; and, (d) give testimony in support of inventorship. The Company agrees that Kennedy owns all right, title and interest in and to any Invention made during his employment by JDA or the Company that was made outside normal working hours and outside his scope of employment with JDA or the Company.


3.2 Covenant Not to Compete.
(a) Kennedy acknowledges that his duties under this Agreement and the services he will provide to the Company are of a special, unique, unusual and extraordinary character, which gives this Agreement particular value to the Company, and that it would be difficult to employ any individual or individuals to replace Kennedy in the performance of such duties and services. Therefore, in consideration of this Agreement and of the Merger Agreement and his receipt of BESC capital stock as recited above, subject to the provisions of Section 1.4 herein, Kennedy agrees that during his employment by the Company, and for a period of two (2) years after termination of this Agreement for any reason, including expiration of the Term of this Agreement, Kennedy shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business similar to the Business or which is otherwise competitive with products or services with respect to the Business, in any geographic area where, at the time of the termination of his employment, the Business was being conducted or was proposed to be conducted; provided, however, that Kennedy may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time five percent (5%) of any class of stock or securities of such corporation.

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(b) Kennedy acknowledges that the Company intends to conduct business on a world-wide basis, that its sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in Section 3.2(a) are reasonable and properly required for the adequate protection of the Business. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Kennedy agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.


3.3. Confidentiality.
Kennedy agrees, while employed by the Company and for a two (2) year period thereafter, directly or indirectly, not to disclose or use to the detriment of the Company or any of its affiliates (the term "affiliates" as used in this Agreement is understood to mean subsidiaries, and parent and brother/sister corporations of the Company) or for the benefit of any other person or firm, any confidential information or trade secrets which are not readily available in the public domain (including, but not limited to, the identity and particular needs of any customer of the Company or any of its affiliates, the methods and techniques of the business of the Company or any of its affiliates, the marketing plans and objectives of the Company or any of its affiliates, the formula of any product of the Company or any of its affiliates) of the Company or any of its affiliates. Such confidential information or trade secrets shall not include information that (i) became known to Kennedy prior to disclosure by the Company; (ii) is or subsequently becomes generally available to the public without Kennedy's breach of this Agreement; (iii) is obtained by Kennedy from a third party having a right to disclose such information; or (iv) except as limited below, is required by law, governmental order or decree to be disclosed by Kennedy. Furthermore, Kennedy shall deliver promptly to the Company upon termination of employment, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, formulas, and other documents (and all copies thereof) relating to the Business and all property associated therewith, then possessed or under the control of Kennedy.


3.4 Remedies for Breach.
Kennedy acknowledges that the legal remedies for breach of the covenants contained in this Article 3 are inadequate, and therefore agrees that, in addition to any or all other remedies available to the Company and its affiliates in the event of a breach or a threatened breach of any covenant contained therein, the Company of any of its affiliates may:

(a) Obtain preliminary and permanent injunctions against any and all such actions, and

(b) Seek to recover from Kennedy monetary damages to the Company or its affiliates arising from such breach or threatened breach and all costs and expenses (including attorneys' fees) incurred by the Company or any of its affiliates in enforcement of such covenants.

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3.5 Survival.
This Article 3 shall survive any termination of Kennedy's employment hereunder unless otherwise provided herein.


                          4. GENERAL AND MISCELLANEOUS

4.1. Notices.
All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), or delivered personally, in each case to the following addresses, or such other address as either party may from time to time specify by notice given to the other party in the manner specified herein. Any notice to be given by the Company hereunder to Kennedy shall be in proper form if signed by an officer or director (excluding Kennedy) of the Company giving notice. Any such notices shall be deemed to be given on the date delivered in the manner provided above (including the receipt of confirmation as provided above). Until one party shall advise the other in writing to the contrary, notices shall be deemed delivered:

(a) To the Company if delivered to a director or the highest-ranking officer (excluding Kennedy) of the Company, or, if mailed, certified or registered mail, postage prepaid to: the Company at its principal place of business at 2850 Thornhills Ave., Suite C, Grand Rapids, Michigan 49546, with a copy to Stephen
T. Meadow, Esq., Firetag, Stoss & Dowdell, P.C., 1747 East Morten, Suite 107, Phoenix. Arizona. 8020

(b) To Kennedy if to the address set forth at the head of this Agreement, with a copy to Bruce H. Jurist, Esq., HODES, ULMAN, PESSIN & KATZ, P.A., 901 Dulaney Valley Road, Suite 400, Towson Maryland 21204.


4.2. Benefit.
This Agreement shall bind and inure to the benefit of Kennedy and his heirs and personal representatives, and the Company, and its parent, subsidiaries, affiliates, successors and assigns; provided that any transferee, assignee or successor shall be bound by the obligations of the Company hereunder. No party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party; provided however, that the Company may assign its rights and obligations hereunder upon the consummation of a merger or sale of substantially all of the stock or assets of the Company.


4.3. Governing Law.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, without regard to its conflicts of laws principles. The parties consent to the exclusive jurisdiction of the federal and/or state courts sitting in the State of Arizona.

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4.4. Severability.
The provisions of Paragraphs 3.2 and 3.4 of this Agreement are severable and the invalidity of any one or more of such provisions does not affect or limit the enforceability of the remaining provisions or paragraphs of this Agreement. Furthermore, should any court of last resort determine that any of the provisions of Paragraph 3.2 are unenforceable because unreasonable as to time and geographical area, such provisions shall be interpreted as though such provisions had originally been within the limits that such court finds to be reasonable.


4.5. Headings.
The Headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.


4.6. No Waiver.
No failure on the part of any party hereto at any time to require the performance by any other party of any term of this Agreement shall be taken or held to be a waiver of such term or in any way affect such party's right to enforce such term, and no waiver on the part of either party of any term of this Agreement shall be taken or held to be a waiver of any other term hereof or the breach thereof.


4.7. Entire Agreement; Written Modifications.
This instrument contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings concerning Kennedy's employment by the Company; all representations, promises and prior or contemporaneous understandings relating to Kennedy's employment by the Company are merged into and expressed in this instrument. This Agreement shall not be amended, modified or supplemented without the written agreement of the parties at the time of such amendment, modification or supplement.


4.8 Counterparts.
This Agreement may be executed in separate counterparts, each of which when so executed shall be an original but all of such counterparts shall together constitute but one and the same instrument.


4.9 Disputes.
Any dispute, disagreement, claim or controversy arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or any breach of this Agreement ("Dispute") shall be subject to the negotiation, mediation and arbitration

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provisions contained herein. Each party to a Dispute shall make every reasonable effort to meet in person and confer for the purpose of resolving the Dispute by good faith negotiation before resorting to any legal proceedings or any other dispute resolution procedure. If the Dispute cannot be settled through negotiation, the parties shall make every reasonable effort to settle the Dispute by mediation by a single mediator qualified to consider the matter in dispute before resorting to any legal proceedings or any other dispute resolution procedure. If a Dispute cannot be settled through mediation, the Dispute shall be finally settled by arbitration to be held in Phoenix, Arizona, under the Rules of Commercial Arbitration of the American Arbitration
Association by a panel of three (3) arbitrators qualified to consider the matter in dispute. The arbitrators may grant injunctions or other relief in such dispute or controversy. The decision of a majority of the arbitrators shall be final, conclusive and binding upon the parties to the arbitration; and any party shall be entitled to cause judgment on the decision or award of the arbitrators to be entered in any court of competent jurisdiction. Any party may initiate a mediation or an arbitration by providing written notice of the mediation or arbitration, as the case may be (the "Dispute Notice"), to the other parties, which Dispute Notice shall state the name of initiating party, briefly state the matter to be mediated or arbitrated, and, if applicable, name a person whom such party has nominated to act as mediator. If, within thirty (30) days after the date of the Dispute Notice, the parties have not agreed among themselves as to the identity of the mediator, then any party may immediately refer this matter for resolution by the American Arbitration Association. The parties shall each pay their pro rata share (according to the number of parties involved in the Dispute) of the costs, deposits and expenses of the mediator. The party initiating the arbitration shall pay the costs, deposits and expenses of such arbitration and the prevailing party shall be awarded its attorneys' fees and expenses in addition to all other relief awarded by the arbitrators, provided that if the arbitrators determine that a party has initiated an arbitration without a reasonable basis for doing so, then the arbitrators shall assess against that party all costs relating to the arbitration, including the attorneys' fees and expenses of the other parties.


                            [signature page follows]






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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.



Oncologix Corporation

By: ______________________________

Its: _____________________________






----------------------------------
Andrew S. Kennedy, MD











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